Exhibit 99.1

Contact:

Big 5 Sporting Goods Corporation

Barry Emerson

Sr. Vice President and Chief Financial Officer

(310) 536-0611

ICR, Inc.

John Mills

Managing Partner

(646) 277-1254

BIG 5 SPORTING GOODS CORPORATION ANNOUNCES FISCAL 2020 FIRST QUARTER RESULTS

EL SEGUNDO, Calif., May 27, 2020 — Big 5 Sporting Goods Corporation (Nasdaq: BGFV) (the “Company”), a leading sporting goods retailer, today reported financial results for the fiscal 2020 first quarter ended March 29, 2020, and provided an update on fiscal 2020 second quarter results to date.

Steven G. Miller, the Company’s Chairman, President and Chief Executive Officer, said, “Despite the extraordinary impact of the COVID-19 pandemic, which forced the temporary closure of approximately one-half of our stores for the last ten days of the first quarter, our earnings performance for the quarter was within the guidance range we originally provided in late February and subsequently withdrew due to the uncertainties surrounding COVID-19. As the consumer environment rapidly deteriorated in March due to COVID-19, our team quickly implemented decisive actions to protect our employees, our customers, and our business. Many of the states, counties and cities in which we operate recognized our stores as essential and we were able to remain open or re-open many of our stores. We were able to quickly implement new operational protocols so our stores could operate in accordance with evolving social distancing guidelines. As consumers reacted to COVID-19, our nimble buying and distribution infrastructure has pivoted to fulfill demand for a rapidly shifting merchandise mix across our impacted markets. Similarly, our team has worked hard over the past two months to reduce expenses throughout the organization in response to the loss of revenue and uncertainties created by COVID-19.”

Mr. Miller continued, “Big 5’s unique combination of value, selection, service and convenience has perhaps never been more relevant than in this disruptive period. Even as we dramatically reduced our advertising as part of our cost savings efforts, consumers are finding us in their local neighborhoods, and we are satisfying their needs with our full-line merchandise assortment. April was a challenging month due to COVID-19 with a large portion of our stores temporarily closed as well as the suspension of youth baseball and other recreational activities, but we have been experiencing significant improvement in sales on a weekly basis in May as many of our stores re-open and consumers seek activities that fit within social distancing guidelines. Our business is in a solid financial position, reinforced by additional capital resources from our credit facility, a disciplined expense reduction strategy, accelerating inventory turns, and anticipated positive operating cash flow through the first two months of the fiscal second quarter. I am extremely grateful for the commitment of our Big 5 employees throughout the organization and thank them for their perseverance in the challenging environment.”

First Quarter Fiscal 2020

As previously reported, same store sales decreased 10.8% for the first quarter of fiscal 2020, compared to a 4.6% increase for the first quarter of fiscal 2019. Net sales for the fiscal 2020 first quarter were $217.7 million compared to net sales of $245.3 million for the first quarter of fiscal 2019.

Gross profit for the fiscal 2020 first quarter decreased 14.9% to $64.6 million, compared to $75.9 million in the first quarter of the prior year. The Company’s gross profit margin was 29.6% in the fiscal 2020 first quarter versus 30.9% in the first quarter of the prior year. Merchandise margins were essentially flat versus the prior year, decreasing 8 basis points, reflecting strong margin performance through mid-March prior to the impact of COVID-19, which was offset by a shift in product mix to lower margin products during the early stages of the consumer response to the pandemic. The decrease in gross profit margin largely reflects negative leverage of expenses on the lower sales base, partially offset by higher costs capitalized into inventory.

Selling and administrative expense decreased $1.2 million in the fiscal 2020 first quarter primarily due to lower print advertising costs during the period. As a percentage of net sales, selling and administrative expense increased to 32.8%, versus 29.6% in the prior year, as a result of the decrease in net sales.

Net loss for the first quarter of fiscal 2020 was $4.6 million, or $0.22 per basic share, which was consistent with guidance of a loss per share in the range of $0.15 to $0.25 per basic share that the Company originally provided on February 25, 2020, and subsequently withdrew on March 24, 2020, due to the uncertainties surrounding COVID-19. This compares to net income for the first quarter of fiscal 2019 of $1.7 million, or $0.08 per diluted share.

Second Quarter Update

The Company’s fiscal second quarter began on March 30, 2020, and ends on June 28, 2020. As previously announced, beginning on March 20, 2020, the Company temporarily closed approximately one-half of its retail store locations in response to state and local shelter orders related to the COVID-19 outbreak. At the end of April, approximately one-quarter of the Company’s stores remained temporarily closed, and as of today, all of the Company’s stores that were temporarily closed due to COVID-19 are now open in some capacity, with less than 10% of the open stores operating for curbside business only in compliance with local regulations.

Fiscal 2020 second quarter same store sales through the fiscal May period ended May 24, 2020 were down approximately 19% versus the prior year period. However, the Company’s sales trends have been sequentially improving on a weekly basis as customer demand has improved, stores have re-opened and shelter orders have loosened. Same store sales for the Company’s fiscal April period declined approximately 39% versus the prior year period, and same store sales for the fiscal May period increased slightly versus the prior year period, with same store sales increasing approximately 15% for the last two weeks of the fiscal May period compared to the prior year period even though a number of stores remained closed or limited to curbside operation during that time. Merchandise margins are also trending positively for the fiscal 2020 second quarter-to-date period compared to the prior year period, reflecting strong margin acceleration in May.

To manage through the COVID-19 impacts, the Company has implemented reduced store hours for its open stores, has limited the number of customers in its stores at any one time to comply with local orders and allow for appropriate social distancing, and in some locations is providing curbside order and pickup capabilities. Given the uncertainties of COVID-19, in an effort to preserve capital, the Company has implemented a number of expense reduction initiatives throughout the organization, including reducing store operating hours, advertising, and planned capital spending in fiscal 2020. As a result, for the first two months of the fiscal second quarter the Company has significantly reduced its operating expenses.

On March 30, 2020, the Company exercised the accordion feature under its credit agreement to increase the aggregate commitments under the credit facility from $140 million to $165 million. In order to enhance the Company’s financial flexibility during the COVID-19 pandemic, the Company drew down additional amounts under its credit facility, and as of May 26, 2020 had total outstanding indebtedness under the credit facility of approximately $122 million, compared to the Company’s highest borrowing level of approximately $143 million on March 31, 2020, and compared to $66.6 million outstanding at the end of fiscal 2019. As of May 26, 2020, the Company’s cash position, net of outstanding checks, totaled approximately $58 million, compared to approximately $61 million and $8.2 million as of March 31, 2020, and the end of fiscal 2019, respectively.

Merchandise inventories increased 6% in the first quarter fiscal 2020 compared to the prior year period. However, the Company has since adjusted certain merchandise inventory orders and as a result of these adjustments and the improving sales trends over the course of the second quarter-to-date, inventories as of May 26, 2020 were down approximately 9% compared to the prior year.

Quarterly Cash Dividend

In an effort to enhance financial flexibility during the COVID-19 pandemic, the Company is pursuing expense reduction and cash preservation initiatives throughout the organization. In connection with that effort and as previously announced, the Company’s Board of Directors suspended the Company’s quarterly cash dividend until further notice.

Guidance

Due to the disruption from COVID-19 on the Company’s store operations and the uncertainty related to its duration and impact on consumers, the Company is not providing guidance for its fiscal 2020 second quarter at this time other than the quarter-to-date information discussed above.

Store Openings

During the first quarter of fiscal 2020, the Company permanently closed three stores, ending with 431 stores in operation. For the fiscal 2020 full year, the Company does not currently anticipate opening any new stores and expects to permanently close approximately five stores, including the three stores closed during the first quarter, all of which were previously selected for closure prior to the COVID-19 pandemic.

Conference Call Information

The Company will host a conference call and audio webcast today, May 27, 2020, at 2:00 p.m. Pacific (5:00 p.m. Eastern), to discuss financial results for the first quarter fiscal 2020. To access the conference call, participants in North America may dial (877) 407-9039 and international participants may dial (201) 689-8470. Participants are encouraged to dial in to the conference call ten minutes prior to the scheduled start time. The call will also be broadcast live over the Internet and accessible through the Investor Relations section of the Company’s website at www.big5sportinggoods.com. Visitors to the website should select the “Investor Relations” link to access the webcast. The webcast will be archived and accessible on the same website for 30 days following the call. A telephonic replay will be available through June 3, 2020 by calling (844) 512-2921 to access the playback; the passcode is 13704025.

About Big 5 Sporting Goods Corporation

Big 5 is a leading sporting goods retailer in the western United States, operating 431 stores under the “Big 5 Sporting Goods” name as of the fiscal quarter ended March 29, 2020. Big 5 provides a full-line product offering in a traditional sporting goods store format that averages 11,000 square feet. Big 5’s product mix includes athletic shoes, apparel and accessories, as well as a broad selection of outdoor and athletic equipment for team sports, fitness, camping, hunting, fishing, tennis, golf, winter and summer recreation and roller sports.

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties and other factors that may cause Big 5’s actual results in current or future periods to differ materially from forecasted results. These risks and uncertainties include, among other things, changes in the consumer spending environment, fluctuations in consumer holiday spending patterns, increased competition from e-commerce retailers, breach of data security or other unauthorized disclosure of sensitive personal or confidential information, the competitive environment in the sporting goods industry in general and in Big 5’s specific market areas, inflation, product availability and growth opportunities, changes in the current market for (or regulation of) firearm-related products, disruption in product flow, seasonal fluctuations, weather conditions, changes in cost of goods, operating expense fluctuations, increases in labor and benefit-related expense, changes in laws or regulations, including those related to tariffs and duties, public health issues (including those caused by COVID-19), lower than expected profitability of Big 5’s e-commerce platform or cannibalization of sales from Big 5’s existing store base which could occur as a result of operating the e-commerce platform, litigation risks, stockholder campaigns and proxy contests, risks related to Big 5’s leveraged financial condition, changes in interest rates, credit availability, higher expense associated with sources of credit resulting from uncertainty in financial markets and economic conditions in general. Those and other risks and uncertainties are more fully described in Big 5’s filings with the Securities and Exchange Commission, including its Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. Big 5 conducts its business in a highly competitive and rapidly changing environment. Accordingly, new risk factors may arise. It is not possible for management to predict all such risk factors, nor to assess the impact of all such risk factors on Big 5’s business or the extent to which any individual risk factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Big 5 undertakes no obligation to revise or update any forward-looking statement that may be made from time to time by it or on its behalf.

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FINANCIAL TABLES FOLLOW

BIG 5 SPORTING GOODS CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except share amounts)

	March 29, 2020	December 29, 2019
ASSETS
Current assets:
Cash	$44,203	$8,223
Accounts receivable, net of allowances of $64 and $58, respectively	7,834	13,646
Merchandise inventories, net	312,347	309,315
Prepaid expenses	8,129	9,680

Total current assets	372,513	340,864

Operating lease right-of-use assets, net	269,996	262,588
Property and equipment, net	66,347	68,414
Deferred income taxes	12,974	13,619
Other assets, net of accumulated amortization of $2,126 and $2,043, respectively	3,273	3,315

Total assets	$725,103	$688,800

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$73,244	$83,655
Accrued expenses	53,111	64,935
Current portion of operating lease liabilities	71,969	71,542
Current portion of finance lease liabilities	2,522	2,678

Total current liabilities	200,846	222,810

Operating lease liabilities, less current portion	213,336	206,806
Finance lease liabilities, less current portion	3,978	4,787
Long-term debt	124,275	66,559
Other long-term liabilities	7,610	7,466

Total liabilities	550,045	508,428

Commitments and contingencies
Stockholders' equity:
Common stock, $0.01 par value, authorized 50,000,000 shares; issued 25,487,561 and 25,314,289 shares, respectively; outstanding 21,837,348 and 21,664,076 shares, respectively	254	252
Additional paid-in capital	120,430	120,054
Retained earnings	96,901	102,593
Less: Treasury stock, at cost; 3,650,213 shares	(42,527)	(42,527)

Total stockholders' equity	175,058	180,372

Total liabilities and stockholders' equity	$725,103	$688,800

BIG 5 SPORTING GOODS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	13 Weeks Ended
	March 29, 2020	March 31, 2019

Net sales	$217,736	$245,286

Cost of sales	153,181	169,410

Gross profit	64,555	75,876

Selling and administrative expense	71,370	72,611

Operating (loss) income	(6,815)	3,265

Interest expense	735	776

(Loss) income before taxes	(7,550)	2,489

Income tax (benefit) expense	(2,939)	825

Net (loss) income	$(4,611)	$1,664

(Loss) earnings per share:
Basic	$(0.22)	$0.08

Diluted	$(0.22)	$0.08

Weighted-average shares of common stock outstanding:
Basic	21,149	21,029

Diluted	21,149	21,054